UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On November 5, 2025, the Hartman Group distributed the following letter to shareholders:

Value Destruction and Refusal to Hold Court-Ordered Annual Meeting

November 5, 2025

Dear Shareholder,

This letter provides information about Silver Star Properties that you deserve to know.

1. Haddock's Promised “Distributions”

What Haddock Promised (October 31, 2024):

•	Promised that Silver Star would "start distributions by the third quarter of 2025"

The Reality (One Year Later):

•	No distributions made to shareholders (Q3 2025 came and went)

•	Company value has declined further

2. Haddock's "Crown Jewel" Lawsuit

What Haddock Promised (October 31, 2024):

•	Called his lawsuit against Hartman a "crown jewel" worth "$50 million, $75 million, $100 million"

•	Claimed lawsuit damages would benefit shareholders

The Reality (One Year Later):

•	No benefit for shareholders.

•	Instead, by spending money on meritless litigation, Haddock, Still, and Tompkins are wasting resources and damaging the company. Instead, by spending money on meritless litigation, Haddock, Still, and Tompkins are wasting resources and damaging the company. Silver Star’s meritless counterclaims were made in retaliation to straightforward claims against Silver Star for repayment of a loan Hartman made to the company. What Haddock calls the “crown jewel” is thus likely to be a net negative for the company.

3. Southern Star - $30 Million Valuation Issue

In September 2024, Haddock estimated that Southern Star has a gross value of $30 million. It defies logic for Southern Star’s value to have increased tenfold from $3 to $30 million. Furthermore, Silver Star is currently being sued by the previous owner of Southern Star because he was never paid. Silver Star has not disclosed Southern Star’s lawsuit to shareholders.

4. Occupancy Rate Collapse

Silver Star fired leasing and marketing staff and occupancy rates declined. We did an analysis of the last 6 legacy assets owned by Silver Star and found the following:

•	Prior occupancy as of Q3 2022 across legacy portfolio below: 83%

•	Current occupancy: 56.7%

•	Property-by-property decline:

o	Three Forest: 80% to 57%

o	Westheimer: 80% to 55.7%

o	601 Sawyer: 85% to 58.8%

o	The Preserve: 90% to 68.9%

o	One Technology: 90% to 50%

o	Cornerstone: 70% to 50%

5. Fire-Sale Property Dispositions as Property Occupancy Rates Decline

As property occupancy rates declined, the values dropped 68%. The below information was derived from Silver Star’s proxy filing, and shows that as time went on and occupancy rates declined, property values dropped as low as 27% what they had them on the books for.

Sales Price Per Square Foot:

•	2023: $118/sq ft

•	1H 2024: $106/sq ft

•	2H 2024: $36/sq ft

•	1H 2025: $38/sq ft

•	Decline: 68% drop in sale prices

6. Soliciting Proxy Votes Without Audited Financial Statements

In May 2025, Silver Star told a Maryland court that the deadline for holding an annual meeting needed to be extended because it would be violating federal law if it solicited proxy votes without audited financial statements for fiscal years 2023 and 2024. After the Maryland court extended the deadline to October 21, 2025, Silver Star did not secure audited financial statements before soliciting proxy votes. Instead, Silver Star proceeded to solicit proxy votes without audited financial statements. Indeed, to this day, Silver Star still has not provided shareholders with audited financial statements for fiscal years 2023 and 2024 – Letter from SEC

7. Six Annual Meeting Postponements

They are scared to death of having your voice heard.

Timeline:

•	June 30, 2025 - Meeting postponed

•	July 15, 2025 - Meeting postponed

•	August 29, 2025 - Meeting postponed

•	October 6, 2025 - Meeting postponed

•	October 20, 2025 - Meeting postponed

•	Current - Meeting postponed indefinitely

The courts have been clear. On October 16, 2025, the federal judge made it clear that no relief from the Maryland court’s October 21, 2025 deadline for Silver Star’s annual meeting was needed. When it set the October 21, 2025 deadline nearly four months ago, the Maryland State court said "No further extension will be granted."

8. Discriminating Against Approximately 20% of Shareholders

In June 2025, management executed a 3:1 "flip-in" stock distribution that tripled certain shareholders' holdings — including management's own shares — while deliberately excluding approximately 20% of shareholders. We believe this “flip-in” distribution was impermissible.

When questioned why 20% were excluded, Haddock’s response was: “They are a part of the Hartman group. You can have your attorney call my attorney."

To create an unfair advantage for themselves in the proxy solicitation, Silver Star’s entrenched directors selectively decided who deserves additional shares to vote and who doesn't.

9. Improperly Refusing Books and Records Requests

Despite our formal requests to receive books and records pursuant to Maryland law, and our multiple follow up requests, Silver Star’s entrenched directors have refused to provide updated shareholder lists, among other information. They have had updated information about shareholders to contact during the proxy solicitation, but the Hartman Group did not.

10. Omitting Consent Revocations

In November 2023, Silver Star adopted a new bylaw permitting shareholder action by less than unanimous consent and initiated a written consent solicitation for, among other things, the election of directors. The only candidates listed for Silver Star’s consent solicitation were Haddock, Still, and Tompkins; there was no option or opportunity to nominate or vote for any other candidate.

Silver Star reported to the SEC that they received 51% shareholder support in their consent solicitation. What they concealed: We delivered consent revocations from holders of approximately 30% of outstanding shares. Thus, substantially less than 51% votes received supported Silver Star’s consent solicitation.

The pattern is clear:

•	Destruction of shareholder value

•	Refusal to hold court-ordered annual meeting

We demand that the entrenched directors immediately resign from the board for their improper oversight, poor judgment, and destruction of value. Call, email and text them today to demand their immediate resignation.

Gerald Haddock
Email: Gerald@haddockinvestments.com
Phone: 817-307-5146

Jim Still
Email: jim.still@rdcadvisors.com
Phone: 267-226-0241

Jack Tompkins
Email: jtompkins@artaequity.com
Phone: 713-817-3515

Thank you for your support.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.